EXHIBIT 10.4
PERFORMANCE FOOD GROUP COMPANY
AMENDMENT NO. 1 TO 2006 CASH INCENTIVE PLAN
     THIS AMENDMENT NO. 1 TO THE 2006 CASH INCENTIVE PLAN is hereby adopted by Performance Food Group Company, a Tennessee corporation (the “Company”) effective as of August 22, 2007.
WITNESSETH:
     WHEREAS, the Company previously adopted the Performance Food Group Company 2006 Cash Incentive Plan (the “Plan”);
     WHEREAS, the Company desires to amend the Plan such that no payments due thereunder would cause any participant to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
     NOW, THEREFORE, for the reasons set forth above, the Company hereby amends the Plan as follows:
     1. Specification of Payment Date for Performance Awards. The first sentence of Section 5(e) of the Plan shall be stricken and the following inserted in its stead:
“The amount of the Award payable as determined by the Committee for any Performance Period shall be paid to the Participant between the first day following the close of the Performance Period and the fifteenth day of the third month following the close the Performance Period, or as soon as practicable thereafter, as the Committee shall determine.”